EXHIBIT 10.10

FIRST AMENDMENT TO LEASE

This FIRST AMENDMENT TO LEASE ( the “First Amendment”) is made and entered into to be effective as of the 25th day of March, 2019, by and between CAMTON, LLC, a Florida limited liability company (the “Landlord”) and BASANITE INDUSTRIES, LLC (the “Tenant”), on the following terms and conditions:

RECITALS

A.

Landlord and Tenant executed a Commercial Lease Agreement dated January 18, 2019 (the “Lease”) concerning approximately 25,740 +/- square feet of sparse situated at 2041 NW 16th Avenue. Pompano Beach, FL, 33069, as more particularly described in such Lease.

B.

By its current terms, the Lease will expire on March 31, 2024, subject to the Renewal Option as provided for in the Lease.

AGREEMENT

Now, therefore, in consideration of the recitals, the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1. Section 1.01 “Leased Premises” Square Footage is hereby modified as follows for the remainder of the Lease term:

“Leased Premises” Square Footage: 36,900 +/- square feet.

2, Section 1.04 “Base Rent for the Leased Premises” is hereby modified as follows for the remainder of the Lease Terms

Time Period:	Monthly Base Rent:
April 1, 2019 – June 30, 2019	$23,595.00
July 1, 2019 – March 31, 2021	$33,825.00
April 1, 2021 – March 31, 2022	$34,839.75
April 1, 2022 – March 31, 2023	$35,884.94
April 1, 2023 – March 31, 2024	$36,961.49

3.

The first sentence of Section 1.08 “Security Deposit[”] is hereby modified as follows for the remainder of the Lease Term: “Tenant shall place on deposit with Landlord the sum of Seventy-Four Thousand and 00/100 ($74,000.00) Dollars during the term of this Lease as security for the payment of rent and the full and faithful performance by Tenant of  the covenants and conditions of  this Lease (the “Security Deposit”).”

4.

Section 3.07 “Parking and Road Use” is hereby modified as follows for the remainder of the Lease Term. “Tenant is granted the right to use, for the benefit of Tenant, its employees, customers, invitees and licensees, any and all access drives, parking spaces and other areas available on the Leased Premises, provided that such access and parking is utilized in conformance with all applicable laws and regulations.”

5.

Exhibit “E” “Excluded Parking” is hereby deleted in its entirety.

6. No Defaults. As of the date hereof, Tenant represents that there are no defaults by the Landlord in the performance of the Landlord’s obligation’s and duties under the Lease which are to have been performed on or before the date hereof, and Tenant asserts no claim against Landlord in regard to such obligations or duties. Furthermore, Tenant represents that Tenant is not in default or breach of any of its obligations or duties under the Lease.

7. Counterparts. This First Amendment to Lease may be executed in any number of counterparts, each of which shall be deemed an original and all of which shall constitute one and the same Agreement with the same effect as if all parties had signed the same original.

8. Continuation. Other than specifically addressed hereinabove, all  obligations, terms and conditions of the Lease remain in full force and effect.

IN WITNESS WHEREOF, the undersigned parties have herewith set their hands and seals as of the date first written above.

LANDLORD: CAMTON, LLC BY:_________________ printed name: David W. Sexton, Jr. title: Manager Date:_________________	TENANT: BASANITE INDUSTRIES, LLC By:______________________ printed name: David L. Anderson title: Chief Executive Officer Date: 3/25/19